Exhibit 23.2

                   Consent of Independent Auditors
                   __________________________________



The Board of Directors
Energy Research Corporation:

We consent to incorporation by reference in the registration statements on Forms S-8 (File No. 33-68866, effective September 15, 1993 and File No. 33-77008, effective March 29, 1994) of our report dated December 16, 1994, relating to the consolidated statements of income, changes in common shareholders' equity and cash flows for the year ended October 31, 1994 of Energy Research Corporation and Subsidiaries, which report is included in the Annual Report of Energy Research Corporation on Form 10-K for the year ended October 31, 1996.

/s/ BLUM, SHAPIRO & CO., P.C.
_________________________

West Hartford, Connecticut
January 22, 1997



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